The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-73768
                    SUBJECT TO COMPLETION FEBRUARY    , 2002

Prospectus Supplement

(To prospectus dated December 5, 2001)

                                   [CFC LOGO]

                            National Rural Utilities
                        Cooperative Finance Corporation

           $                                   % Notes due
           $                                   % Notes due
     This is an offering by National Rural Utilities Cooperative Finance
Corporation of $              of its    % notes due   (the "  notes") and
$              of its    % notes due   (the "  notes" and, together with the
notes, the "notes"). Interest on each series of notes will accrue from the date
of original issuance and is payable on             and        of each year,
beginning             , 2002.

     CFC may redeem either series of notes in whole or in part at any time at the "make-whole" redemption prices described on page S-9 of this prospectus supplement.

     Application has been made to list the notes on the Luxembourg Stock
Exchange.

     None of the United States Securities and Exchange Commission, any state securities commission, the Luxembourg Stock Exchange and any foreign governmental agency has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                           NOTES                        NOTES
                                                  -----------------------   -----------------------------
                                                  PER NOTE      TOTAL       PER NOTE            TOTAL
                                                  --------   ------------   --------         ------------
Public offering price...........................        %    $                     %         $
Underwriting discount...........................        %    $                     %         $
Proceeds, before expenses, to National Rural
  Utilities Cooperative Finance Corporation.....        %    $                     %         $

     The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking,
societe anonyme and the Euroclear System on or about        , 2002.

                           Joint Bookrunning Managers

Lehman Brothers                                                         JPMorgan

                               Senior Co-Managers

ABN AMRO Incorporated          Banc of America Securities LLC        UBS Warburg

                                  Co-Managers

Banc One Capital Markets, Inc.                                    Scotia Capital
TD Securities                                                Wachovia Securities

       , 2002

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT. CFC IS NOT MAKING AN OFFER TO SELL NOR SEEKING AN OFFER TO BUY THE NOTES IN ANY JURISDICTION WHERE SUCH OFFER IS NOT PERMITTED.

     The notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. See "Offering Restrictions" beginning on page S-18.

     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Offering Restrictions" beginning on page S-18.

     IN CONNECTION WITH THE OFFERING, LEHMAN BROTHERS INC. AND J.P. MORGAN SECURITIES INC. OR THEIR RESPECTIVE AFFILIATES MAY OVERALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE FOR THE RELEVANT SERIES OF THE NOTES AT LEVELS HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD AFTER THE ISSUE DATE. IN ANY JURISDICTION WHERE THERE CAN BE ONLY ONE STABILIZING AGENT, LEHMAN BROTHERS INTERNATIONAL (EUROPE) OR ITS AFFILIATES SHALL EFFECT ANY SUCH TRANSACTIONS. NONE OF THE TRANSACTIONS DESCRIBED IN THIS PARAGRAPH ARE REQUIRED, AND, IF THEY ARE UNDERTAKEN, THEY MAY BE DISCONTINUED AT ANY TIME AND MUST BE BROUGHT TO AN END AFTER A LIMITED PERIOD.

     This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to National Rural Utilities Cooperative Finance Corporation ("CFC"). CFC accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that, to the best of its knowledge and belief, there are no other facts the omission of which would make any statement in this prospectus supplement or in the accompanying prospectus misleading in any material respect.

     CFC cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding CFC's listing status on the Luxembourg Stock Exchange should be directed to CFC's Luxembourg listing agent, Kredietbank S.A. Luxembourg, 43, Boulevard Royal, L-2955 Luxembourg.

     References in this prospectus supplement to "$" and "dollars" are to the currency of the United States.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                              PAGE
  Where You Can Find More Information.......................   S-3
  National Rural Utilities Cooperative Finance
    Corporation.............................................   S-3
  Recent Developments.......................................   S-3
  Use of Proceeds...........................................   S-5
  Capitalization............................................   S-6
  Selected Financial Information............................   S-7
  Description of the Notes..................................   S-8
  Underwriting..............................................  S-17
  Offering Restrictions.....................................  S-18
  Listing and General Information...........................  S-19

                                   PROSPECTUS

                                                              PAGE
  Where You Can Find More Information About National Rural
    Utilities Cooperative Finance Corporation...............     2
  CFC.......................................................     3
  Use of Proceeds...........................................     4
  Summary Financial Information.............................     4
  Capitalization............................................     5
  Description of the Debt Securities........................     6
  Limitations on Issuance of Bearer Securities..............    14
  United States Taxation....................................    14
  Certain European Union Tax Matters........................    21
  Plan of Distribution......................................    21
  Legal Opinions............................................    23
  Experts...................................................    23

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus supplement incorporates by reference the documents listed below that CFC previously filed with the United States Securities and Exchange Commission (the "SEC"). They contain important information about CFC:

     - Annual Report on Form 10-K for the year ended May 31, 2001;

     - Quarterly Reports on Form 10-Q for the quarters ended August 31, 2001 and November 30, 2001; and

     - Current Reports on Form 8-K dated June 15, 2001, July 9, 2001, July 19, 2001, August 28, 2001, November 1, 2001, December 3, 2001, January 10,
       2002, January 16, 2002, January 17, 2002, January 18, 2002 and February 4, 2002.

     CFC incorporates by reference additional documents that it may file with the SEC between the date of this prospectus supplement and the termination of the offering of the notes. You may request a copy of these filings from CFC at the address provided in the accompanying prospectus. These filings are also available free of charge at the office of the Luxembourg listing agent, Kredietbank S.A.

     See also "Where You Can Find More Information About National Rural Utilities Cooperative Finance Corporation" on page 2 of the accompanying prospectus.

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

     National Rural Utilities Cooperative Finance Corporation was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia on April 10, 1969. CFC provides its rural utility cooperative members with sources of financing to supplement the loan programs of the Rural Utilities Service of the United States Department of Agriculture and is exempt from Federal income taxes pursuant to Internal Revenue Code Section 501(c)(4). The two primary segments of CFC's business are rural electric financing and rural telecommunications financing.

     CFC provides financing to electric cooperatives. CFC is owned by and makes loans primarily to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also provides guarantees to its members for various other financings.

     Rural Telephone Finance Cooperative ("RTFC"), an affiliate of CFC, is a taxable cooperative association organized in September 1987 under the laws of the State of South Dakota. RTFC provides loans to its rural telecommunication members and affiliates.

     Also see "CFC" beginning on page 3 of the accompanying prospectus.

                              RECENT DEVELOPMENTS

UPDATE OF SIGNIFICANT BORROWERS

     CoServ

     At November 30, 2001, CFC had a total of $958 million in restructured loans outstanding to Denton County Electric Cooperative, Inc., d/b/a CoServ Electric ("CoServ"), a large electric distribution cooperative which also provides natural gas, home-security, cable television and a variety of telecommunications services to its residential and business customers. CFC had a total of $37 million in performing loans outstanding to CoServ at November 30, 2001 in addition to the restructured loans. Total loans to CoServ at November 30, 2001 represented 4.6% of CFC's total loans and guarantees outstanding. CFC loans to CoServ are secured primarily by assets and revenues of the electric distribution and telecommunication systems and assignment of loans and equity investments in residential and commercial real estate development projects.

     On March 16, 2001, CFC and CoServ signed a master restructure agreement. The agreement restructured CoServ's debt obligations totaling $906 million ($889 million of loans outstanding and $17 million of unpaid interest through the closing date) over the next 35 years. All obligations under the agreement are secured by a first priority lien on substantially all of the assets and revenues of CoServ and its major subsidiaries. Substantially all of the obligations are cross-collateralized and have cross-default provisions. CFC also agreed to lend additional amounts to CoServ to fulfill existing real estate commitments, to continue building out telecommunications infrastructure, and to provide the majority of future capital expenditure requirements for the electric distribution system through 2004.

     Under the master restructure agreement, CoServ was required to dispose of the company's telecommunications assets and provide the proceeds to CFC to reduce CoServ's debt obligations; these asset dispositions did not occur. On September 27, 2001, CFC initiated litigation in the United States District Court for the Northern District of Texas, asserting that CoServ was in default of the agreement and seeking injunctive and other relief. CoServ has counterclaimed alleging that CFC is in breach of its funding obligations to CoServ under the agreement and fraudulently induced it to sign the agreement.

     On November 30, 2001, CoServ voluntarily filed for Chapter 11 reorganization for some of its telephone and cable subsidiaries (debtors in possession). CoServ stated that it took this action as part of a plan to sell the telecommunications assets. CoServ has stated that it does not believe that this action will affect the service it provides to its customers. On December 20, 2001, the court entered an interim order approving a CFC $5.4 million loan facility with a three-month maturity to debtors in possession. Advances under the facility are subject to certain conditions. CFC may withdraw unadvanced amounts at its discretion. The voluntary Chapter 11 petition is an event of default under the March 2001 master restructure agreement.

     On January 9, 2002, CFC filed a complaint in the United States District Court for the Northern District of Texas against CoServ and three of its wholly-owned subsidiaries, seeking (i) monetary damages, (ii) appointment of a receiver to operate CoServ's business operations, and (iii) foreclosure on certain of CoServ's assets. The lawsuit involves breach of contract claims arising out of CoServ's default under its various loan and security agreements with CFC. Contemporaneously with the filing of this complaint, CFC also began non-judicial foreclosure proceedings against CoServ with respect to its real estate, buildings and other assets. These actions follow CoServ's default on its debt service payment to CFC, which was due on December 31, 2001.

     On February 1, 2002, CoServ voluntarily filed for Chapter 11 reorganization for themselves and the following subsidiaries: CoServ Investments, L.P., CoServ Realty Holdings, L.P., and CoServ Utility Holdings, L.P. These subsidiaries provide electric and real estate development financing services. The Chapter 11 petition was filed in the United States Bankruptcy Court, Northern District of Texas, in Fort Worth, TX. This case has been administratively consolidated with CoServ's Chapter 11 filing of certain of its telephone and cable subsidiaries on November 30, 2001. The Chapter 11 filing stays the foreclosure action that CFC initiated against CoServ assets on January 9, 2002.

     CFC has received a copy of a complaint that CoServ filed as an adversary proceeding in the bankruptcy case. The complaint contains the following causes of action: fraudulent transfer, equitable subordination, breach of contract, fraud/fraudulent inducement, negligent misrepresentation, economic duress, tortious interference, and breach of covenant of good faith and fair dealing. The plaintiffs have requested the following relief: actual damages in the sum of at least $1,000,000, punitive damages in the sum of at least $1,000,000, declaratory relief outlining the parties' rights and obligations, rescission of all loan agreements and collateral arrangements or subordination of liens, injunctive relief, attorneys' fees, costs of court and all other appropriate relief. CFC believes that it has substantial defenses to these claims and intends to vigorously pursue the defense of these claims.

     Deseret

     At November 30, 2001, CFC had a total of $636 million ($553 million in restructured loans and $83 million in guarantees) outstanding to Deseret Generation & Transmission Co-operative ("Deseret").

Deseret is a power supply member of CFC which owns and operates a generating plant and a coal mine and owns a 25% interest in the Hunter generating plant along with a system of transmission lines. When Deseret was unable to make the debt payment obligations due to less than anticipated demands for electricity, Deseret and its creditors entered into restructuring agreements in 1991 and 1996. Under the 1996 restructure agreement, Deseret agreed to make quarterly minimum payments and to share 80% of the excess cashflow generated each year with CFC through December 31, 2025, while CFC agreed to forebear from exercising any remedies. CFC continued to pay and perform on all of the obligations it had guaranteed for Deseret. To date, Deseret has made all payments to CFC required by the 1996 restructure agreement. During the first four years of the restructure agreement, CFC received an average excess cashflow payment of $18 million. The receipt of excess cashflow payments has allowed CFC to move the Deseret loan from non-accrual status to accrual status at a rate of 7%. After the restructure agreement was signed in 1996, the loan to Deseret remained on non-accrual status through January 1999. The Deseret loan began to accrue interest in February 1999 at a rate of 3%. Due to the level of excess cashflow received, CFC increased the accrual rate to 5% in June 2000 and 7% in January 2001. CFC does not anticipate increasing the accrual rate above the current 7%, but rather will use all payments in excess of the amount required to cover the 7% interest accrual to reduce the principal balance on the loans.

     On December 21, 2001, CFC received a payment of $50 million representing the majority of excess cashflow from Deseret for calendar year 2001. CFC anticipates an additional payment of excess cashflow of $4 million once Deseret has completed its audit for 2001. The payment of $54 million would be in addition to quarterly minimum payments totaling $34 million received by CFC during 2001.

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes offered hereby are estimated to
be $            ($            proceeds to CFC less underwriting discounts of
$            and estimated issuance costs of $       ). The proceeds will be
used by CFC for general corporate purposes, including the refinancing of maturing term debt.

                                 CAPITALIZATION

     The following table shows the capitalization of CFC as of November 30, 2001 and as adjusted to reflect the issuance of the notes and the application of the proceeds thereof. Other than as set forth in this prospectus supplement there has been no material change in CFC's consolidated capitalization since November 30, 2001.

                                                        OUTSTANDING        AS ADJUSTED
                                                        -----------        -----------
                                                        (DOLLAR AMOUNTS IN THOUSANDS)
SENIOR DEBT:
  Short-term debt(A)................................    $ 4,428,310        $
  Long-term debt(A).................................     12,510,133
                                                        -----------        -----------
          Total senior debt(B)......................     16,938,443
SUBORDINATED DEBT AND MEMBERS' EQUITY:
  Quarterly income capital securities(C)............        600,000            600,000
  Members' subordinated certificates(D).............      1,655,255          1,655,255
  Total equity(E)...................................        122,271            122,271
                                                        -----------        -----------
          Total capitalization......................    $19,315,969        $
                                                        ===========        ===========

------------

(A) At November 30, 2001, CFC's short-term indebtedness is used to fund CFC's short-, intermediate-and long-term variable rate loans, as well as its long-term fixed rate loans on a temporary basis. It generally consists of commercial paper with maturities of up to nine months. To support its own commercial paper and its obligations with respect to tax-exempt debt issued on behalf of members, CFC had at November 30, 2001, bank revolving credit agreements providing for borrowings aggregating up to $4,562 million. CFC may borrow under the revolving credit agreements only if it continues to meet specified conditions, including maintenance of an average fixed charge coverage ratio (excluding the SFAS 133 adjustment) over the six most recent fiscal quarters of at least 1.025. The revolving credit agreements also require a fixed charge coverage ratio of 1.05 for the preceding fiscal year as a condition to the retirement of patronage capital. Commercial paper in the amount of $4,562 million is shown as long-term debt based on CFC's ability to borrow under the 364-day facilities. Long-term debt also includes CFC's outstanding collateral trust bonds and medium-term notes. Long-term debt excludes the SFAS 133 long-term debt valuation allowance.

(B) Guarantees are not included in the total of senior debt. At November 30, 2001, CFC had outstanding guarantees of tax-exempt securities issued on behalf of members in the aggregate amount of $966 million. Guaranteed tax-exempt securities include $875 million of long-term adjustable or floating/fixed rate pollution control bonds which are required to be remarketed at the option of the holders. CFC has agreed to purchase any such bonds that cannot be remarketed. At November 30, 2001, CFC had guaranteed its members' obligations in connection with certain lease transactions and other debt in the amount of $1,108 million.

(C) Quarterly income capital securities ("QUICS") are subordinate and junior in right of payment to senior debt. CFC has the right at any time and from time to time during the term of the QUICS to defer the payment of interest for up to 20 consecutive quarters.

(D) Subordinated certificates are subordinated obligations purchased by members as a condition of membership and in connection with CFC's extension of long-term credit to them. Those issued as a condition of membership ($641,985,000 at November 30, 2001) generally mature 100 years from issuance and bear interest at 5% per annum. The others either mature 46 to 50 years from issuance, or mature at the same time as, or amortize proportionately with, the credit extended, and either are non-interest bearing or bear interest at varying rates.

(E) At November 30, 2001, CFC's members' equity was comprised primarily of prior years' net margins that have been allocated to members and the current year net margin that is unallocated until the end of the fiscal year. At the end of its fiscal year, CFC allocates the net margin earned in excess of a 1.12 times interest earned ratio to the members' capital reserve and the remainder is allocated back to the members. The amount allocated to the members' capital reserve is held by CFC without a scheduled retirement. The amount allocated to the members is currently retired 70% in the next fiscal year with 30% held for 15 years. CFC's board of directors (the "board") must approve all retirements and other debt obligations of previously allocated net margins. The board makes the decision to retire allocations annually after a review of CFC's financial condition. The board may adjust the schedule for the retirement of allocated net margins in the future.

                         SELECTED FINANCIAL INFORMATION

     The following table summarizes CFC's results of operations and fixed charge coverage for the six months ended November 30, 2001 and 2000 and the years ended May 31, 2001 and 2000:

                                                   (UNAUDITED)
                                                SIX MONTHS ENDED                YEAR ENDED
                                           ---------------------------   -------------------------
                                           NOVEMBER 30,   NOVEMBER 30,     MAY 31,       MAY 31,
                                               2001           2000          2001          2000
                                           ------------   ------------   -----------   -----------
                                                        (DOLLAR AMOUNTS IN THOUSANDS)
INCOME STATEMENT DATA:
Operating income........................   $    629,903   $    688,539   $ 1,388,295   $ 1,020,998
                                           ============   ============   ===========   ===========
Operating margin........................   $     58,532   $    101,954   $   133,051   $   116,497
Extraordinary loss......................         (7,239)          (331)         (285)       (1,164)
SFAS 133 adjustment(1)..................        (80,290)            --            --            --
Cumulative change in accounting
  principle(1)..........................         24,748             --            --            --
                                           ------------   ------------   -----------   -----------
Net (loss)/margin.......................   $     (4,249)  $    101,623   $   132,766   $   115,333
                                           ============   ============   ===========   ===========
Fixed charge coverage ratio(2)..........           0.99           1.18          1.12          1.13
                                           ============   ============   ===========   ===========
Fixed charge coverage ratio excluding
  adjustments relating to SFAS 133(2)...           1.12            N/A           N/A           N/A
                                           ============

                                                   (UNAUDITED)
                                                SIX MONTHS ENDED                YEAR ENDED
                                           ---------------------------   -------------------------
                                           NOVEMBER 30,   NOVEMBER 30,     MAY 31,       MAY 31,
                                               2001           2000          2001          2000
                                           ------------   ------------   -----------   -----------
                                                        (DOLLAR AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
Assets..................................   $ 19,931,647   $ 19,236,092   $19,998,842   $17,083,440
                                           ============   ============   ===========   ===========
Long-term debt(3).......................   $ 12,655,423   $ 12,025,300   $11,376,412   $10,595,596
                                           ============   ============   ===========   ===========
Members' subordinated certificates......   $  1,655,255   $  1,516,469   $ 1,581,860   $ 1,340,417
                                           ============   ============   ===========   ===========
Members' equity(1)......................   $    292,287   $    366,273   $   393,899   $   341,217
                                           ============   ============   ===========   ===========
Total equity(4).........................   $    122,271   $    366,273   $   393,899   $   341,217
                                           ============   ============   ===========   ===========
Leverage ratio(5).......................           7.72           8.29          7.69          8.10
                                           ============   ============   ===========   ===========
Leverage ratio excluding adjustments
  relating to SFAS 133(5)...............           6.92            N/A           N/A           N/A
                                           ============
Debt to adjusted equity ratio(6)........           5.91           6.67          6.05          6.46
                                           ============   ============   ===========   ===========
Debt to adjusted equity ratio excluding
  adjustments relating to SFAS 133(6)...           5.35            N/A           N/A           N/A
                                           ============

---------------

(1) In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 133, Accounting for Derivative Instruments and Hedging Activities. CFC adopted this statement on June 1, 2001. SFAS 133 as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement or to be recorded in other comprehensive income, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The adjustment amounts relating to SFAS 133 are set forth in note (5).

(2) Margins used to compute the fixed charge coverage ratio represent net margins before extraordinary loss plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses. CFC believes that the fixed charge coverage ratio presented excluding the SFAS 133 adjustments is a better measure of financial performance. As long as CFC holds all derivatives to maturity and its counterparties and CFC perform in accordance with the terms of the instruments, there will be no impact on earnings or cashflow from the adoption of SFAS 133. Over time, all adjustments will reverse because the fair value of a derivative is zero at inception and zero at maturity. It is CFC's policy to hold all derivatives to maturity.

(3) Includes commercial paper reclassified as long-term debt of $4,562 million, $7,040 million, $2,403 million and $5,493 million, respectively. Includes the SFAS 133 long-term debt valuation allowance of $145 million.

(4) Total equity represents members' equity adjusted for the SFAS 133 adjustments set forth in note (5).

(5) In accordance with CFC's revolving credit agreements, the leverage ratio is calculated by dividing debt and guarantees outstanding, excluding QUICS and debt used to fund loans guaranteed by the US Government, by the total of QUICS, members' subordinated certificates and members' equity.

     The leverage ratio also is presented using equity prior to SFAS 133 adjustments. Equity prior to SFAS 133 adjustments for the six months ended November 30, 2001 equals $348 million which represents total equity of $122 million prior to the following adjustments related to SFAS 133: SFAS 133 adjustment (expense) of $81 million, cumulative change in accounting principle of $25 million (income) and accumulated other comprehensive loss of $170 million.

(6) The debt to adjusted equity ratio is calculated by dividing debt outstanding, excluding QUICS and debt used to fund loans guaranteed by the US Government, by the total of QUICS, members' subordinated certificates, members' equity and the loan loss allowance. The debt to adjusted equity ratio also is presented using equity prior to SFAS 133 adjustments, as further described in note (5) above.

                            DESCRIPTION OF THE NOTES

     The following description summarizes the particular terms of the notes offered and hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the debt securities described in "Description of Debt Securities" on page 6 of the accompanying prospectus. The notes are referred to in the accompanying prospectus as the "debt securities." Unless otherwise specified in an applicable prospectus supplement, the following description of the notes will apply.

     The notes will be issued under an indenture dated as of December 15, 1987, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 between CFC and State Street Bank and Trust Company, as substitute trustee (as so supplemented, the "indenture"). The indenture does not limit the aggregate principal amount of securities which may be issued thereunder. Additionally, CFC may, without the consent of the holders of the notes of any series, "re-open" a previous series of notes and issue additional notes of the same series, which additional notes will have the same terms as the original series except for the issue price and issue date. CFC will not issue any additional notes of the same series unless the additional notes will be fungible with all notes of the same series for United States Federal income tax purposes.

     The statements in this prospectus concerning the indenture, one or more supplemental indentures, board resolutions or officer's certificates establishing the notes are merely an outline and do not purport to be complete.

GENERAL

     The      notes mature on           ,      and the      notes mature on
               ,      . Each of the      notes and      notes will bear interest
from the date of original issuance at the rate stated on the cover page of this
prospectus supplement. Interest on the      notes and the      notes will be
payable on           and           of each year commencing on           , 2002
to the persons in whose names such notes are registered at the close of business on the fifteenth calendar day preceding the payment date, or if not a business
day, the next succeeding business day. Interest on the      notes and the
notes will accrue from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the relevant interest payment date, date of redemption or the date of maturity, as the case may be.

RANKING

     Each series of notes will rank on a parity with all other senior indebtedness of CFC, other than debt with statutory priority.

"MAKE-WHOLE" REDEMPTION

     CFC may redeem either series of notes at any time, in whole or in part, at a "make-whole" redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury
Rate plus      basis points with respect to the      notes and      basis points
with respect to the      notes, plus in each case accrued interest to the
redemption date.

     "Treasury Rate" means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with CFC.

     "Comparable Treasury Price" means, for any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

     "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the relevant series of notes being redeemed.

     "Reference Treasury Dealer" means (1) each of Lehman Brothers Inc. and J.P. Morgan Securities Inc., and, in each case, their respective successors; provided, however, that if either of them ceases to be a primary U.S. Government securities dealer in New York City, CFC will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by CFC.

     If CFC elects to redeem less than all of the notes of any series, and such notes are at the time represented by a global security, then the depositary will select by lot the particular interest to be redeemed. If CFC elects to redeem less than all of the notes of any series, and such notes are not represented by a global security, then the trustee will select the particular notes to be redeemed in a manner it deems appropriate and fair.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Unless CFC defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such notes or the portions called for redemption. See "--Notices" on page S-15.

TAX REDEMPTION

     The notes of any series may be redeemed as a whole, but not in part, at the option of CFC at any time prior to maturity, upon the giving of a notice of redemption to holders of such notes (which notice shall be irrevocable) as described below, if CFC determines based on an opinion of counsel that, as a result of any change in or amendment to the laws, or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (any such change or amendment, a "Tax Law Change"), a substantial risk exists that CFC has or will become obligated to pay Additional Amounts as described under "Payment of Additional Amounts" on page S-11 (such risk, a "Gross-Up Risk"). The notes will be redeemed at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption and any Additional Amounts required under "Payment of Additional Amounts" on page S-11. Prior to the giving of any notice of redemption pursuant to this paragraph, CFC will deliver to the trustee an opinion of counsel reasonably satisfactory to the trustee to the effect that a Gross-Up Risk exists as a result of a Tax Law Change, and the trustee shall be entitled to accept such opinion as sufficient evidence of the satisfaction of the condition precedent set out above, in which event it shall be conclusive and binding on the holders of notes of such series provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which CFC would be obligated to pay such Additional Amounts if a payment in respect of any series of any notes were then due.

     Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. This notice will be given in accordance with "Notices" on page S-15.

PAYMENT OF ADDITIONAL AMOUNTS

     CFC will, subject to certain exceptions and limitations set forth below, pay to the registered holder of any note who is a non-U.S. holder such additional amounts ("Additional Amounts") as may be necessary so that every net payment to such registered holder of principal or interest on such note, after withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States, or any political subdivision or taxing authority thereof or therein (such tax, assessment or charge a "U.S. Tax"), will not be less than the amount such non-U.S.

holder would have received in the absence of such withholding. CFC will not, however, be required to make any such payment of additional amounts to any holder for or on account of:

     - any U.S. Tax that would not have been so imposed or withheld but for the existence of any present or former connection between the beneficial owner or registered holder of the note (or between an agent, fiduciary, settlor, beneficiary, member, possessor of a power over or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member, possessor or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein;

     - any estate, inheritance, gift, sales, transfer, personal property tax or any similar U.S. Tax;

     - any U.S. Tax imposed or withheld by reason of such beneficial owner's past or present status as a "personal holding company", "foreign personal holding company", "controlled foreign corporation" or "passive foreign investment company", within the meaning of the United States federal income tax laws, with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

     - any U.S. Tax that is payable otherwise than by withholding from payments on or in respect of any note;

     - any U.S. Tax that would not have been imposed or withheld but for the failure to comply with any certification, information or other reporting requirements concerning the registered holder or the beneficial owner of such note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein or by an applicable income tax treaty to which the United States is a party in any such case as a precondition to relief or exemption from such U.S. Tax;

     - any U.S. Tax imposed or withheld by reason of such beneficial owner's past or present status as a bank making a loan in the ordinary course of business;

     - any U.S. Tax that is imposed or withheld solely because a note is presented for payment on a date more than 10 days after the date on which the payment becomes due or is duly provided for, whichever occurs later;

     - any U.S. Tax any paying agent must withhold from any payment of principal of or interest on any note, if such withholding could have been avoided by presentation of the note to another paying agent;

     - any combination of the above factors; or

     - any U.S. Tax that is not imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein.

     Such Additional Amounts shall also not be paid with respect to any payment on a note to a person that is not a beneficial owner of such note to the extent such beneficial owner would not have been entitled to the payment of such Additional Amounts had such beneficial owner held its interest in the note directly. The term "non-U.S. holder" is defined in "United States Taxation--Tax Consequences to Non-U.S. Holders" on page 19 of the accompanying prospectus and includes a foreign partnership to the extent that one or more of its members would meet the definition of a "non-U.S. holder" if it held a note directly.

     CFC's notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "--Tax Redemption," CFC does not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will be issued in the form of one or more fully registered global securities in denominations of $1,000 and any integral multiple thereof which will be deposited with, or on behalf of, the Depository Trust Company ("DTC"), New York, New York, and registered in the name of Cede & Co. (DTC's partnership nominee). Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through DTC, Clearstream Banking, societe anonyme ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear, whom CFC refers to in such capacities as the "U.S. Depositaries". Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC has advised CFC that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. ("NASD"). Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

     Distributions with respect to securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

     Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear and applicable Belgian law. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

     Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

     The Euroclear operator advised that under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in security credited to their accounts with the Euroclear operator. If the Euroclear operator did not have a sufficient amount of interest in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on the Euroclear operator's records, all participants having an amount of interests in securities of such type credited to their accounts with the Euroclear operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

     Under Belgian Law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

     Individual certificates in respect of either series of notes will not be issued in exchange for the global securities, except in limited circumstances. CFC will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in such notes represented by global securities upon delivery of such global securities for cancelation if (1) CFC decides to discontinue use of the book-entry system;
(2) in the event of an event of default under the indenture, upon request of the holders of a majority of the applicable series of notes; or (3) DTC notifies CFC that it is unwilling or unable to continue as a clearing system in connection with such global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by CFC within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered.

     CFC has appointed Kredietbank S.A. as paying agent and transfer agent in Luxembourg with respect to each series of notes in definitive form. If CFC issues notes in definitive form, holders will be able to receive payments on, and effect transfers of, their notes at the Luxembourg offices of Kredietbank S.A. As long as such notes are listed on the Luxembourg Stock Exchange, CFC will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent or transfer agent will be published in Luxembourg. See "-Notices" on page S-15.

     Payments on any definitive notes would be made by the trustee directly to holders of the definitive notes in accordance with the procedures set forth herein and in the indenture. Interest payments and any principal payments on the definitive notes on each interest payment date would be made to holders in whose names the definitive notes were registered at the close of business on the related record date as set forth under "--General" beginning on page S-9. Such payments would be made by check mailed to the address of such holders as they appear on the bond register of such series. The final payment of principal and interest on any definitive notes, however, would be made only upon presentation and surrender of such definitive notes at the office of the paying agent for such notes which shall include the office of the paying agent in Luxembourg if at such date any notes of such series were listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require.

     A definitive note may be transferred free of charge upon the surrender of the definitive note to be transferred, together with the duly executed form of transfer, at the specified office of the security registrar or any transfer agent (which shall include a transfer agent having its specified office in Luxembourg so long as any notes of such series are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require). The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. CFC has appointed State Street Bank and Trust Company as security registrar.

     In the event of any redemption in part, CFC will not be required to:

     - issue, register the transfer of or exchange notes of any series during a period beginning at the opening of business 15 days before any selection of notes of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

     - register the transfer of or exchange any registered note, or portion thereof, called for redemption, except the unredeemed portion of any registered note being redeemed in part.

     Title to book-entry interests in each series of notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interest in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for each series of notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant

European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of interests in the notes received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have each agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among their participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

NOTICES

     Except as otherwise provided in the indenture, notices to holders of each series of notes will be given by mail to the registered holders and will be published, whether the relevant series of notes is in global or definitive form, and so long as the relevant series of notes is listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent or transfer agent for that series of notes will be published in Luxembourg in the manner set forth above.

REPLACEMENT OF NOTES

     CFC will replace any mutilated notes at the expense of the holder upon surrender of such mutilated note to the trustee. CFC will replace notes that become destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft thereof satisfactory to CFC and the trustee. In the case of a destroyed, lost or stolen note an indemnity satisfactory to the trustee and CFC may be required at the expense of the holder of such note before a replacement note will be issued. (Section 306)

     None of DTC, Cede & Co., Clearstream and the Euroclear operator will consent or vote with respect to either series of notes. Under its usual procedures, DTC, in conjunction with Clearstream and the Euroclear operator, will mail an omnibus proxy to CFC as soon as possible after the record date. The omnibus proxy assigns consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     The information in this section concerning DTC, Clearstream and the Euroclear operator and relating to the book-entry system has been obtained from sources that CFC believes to be reliable (including DTC, Clearstream and the Euroclear operator), but CFC takes no responsibility for the accuracy thereof.

     Neither CFC, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, Clearstream, the Euroclear operator, DTC's nominee or any DTC participant with respect to any ownership interest in the notes, or payments to, or the providing of notice for, DTC participants or beneficial owners.

APPLICABLE LAW

     Each series of notes and the underwriting agreement relating to the issuance of the notes are governed by and will be construed in accordance with the laws of the State of New York. CFC has not submitted to the jurisdiction of any court other than the Federal and state courts of the State of Virginia in any suit or proceeding arising out of or relating to the issuance of the notes.

TAX CONSIDERATIONS

     A holder of notes of either series may be subject to United States or other taxation and taxes may be withheld on certain payments. Please consult the accompanying prospectus for information regarding United States taxation and withholding obligations. Please note that the accompanying prospectus refers in "United States Taxation -- Tax Consequences to U.S. Holders -- Information Reporting and Back-up Withholding" to the back-up withholding rate for "this year" as 30.5%, which was correct as of the date of the accompanying prospectus. The back-up withholding rate for 2002 is 30.0%.

                                  UNDERWRITING

     The underwriters named below have severally agreed to purchase, and CFC has agreed to sell to them, severally, the principal amounts of the relevant series of notes indicated below. CFC has entered into an underwriting agreement with underwriters for whom Lehman Brothers Inc. and J.P. Morgan Securities Inc. are acting as representatives. The underwriting agreement, dated the date hereof, provides that the several obligations of the underwriters are subject to certain conditions as therein set forth. The underwriters will be obligated to purchase all the notes of any series being underwritten or sold by them if any of the notes of such series are purchased.

                                                  PRINCIPAL        PRINCIPAL
                                                    AMOUNT           AMOUNT
                 UNDERWRITER                    OF     NOTES     OF     NOTES
                 -----------                    --------------   --------------
Lehman Brothers Inc. .........................
J.P. Morgan Securities Inc. ..................
ABN AMRO Incorporated.........................
Banc of America Securities LLC ...............
UBS Warburg LLC...............................
Banc One Capital Markets, Inc. ...............
Scotia Capital (USA) Inc. ....................
TD Securities (USA) Inc. .....................
First Union Securities, Inc. .................
                                                --------------   --------------
       Total..................................  $                $
                                                ==============   ==============

     CFC has been advised by the underwriters that the underwriters propose to offer each series of notes to the public initially at the offering prices set forth on the cover of this prospectus supplement and to certain dealers at such
prices less a selling concession of           % of the principal amount of the
     notes and           % of the principal amount of the      notes. The
underwriters may allow and each such dealer may reallow to other dealers a
concession not exceeding           % of the principal amount of the      notes
and           % of the principal amount of the      notes. After the initial
public offering, such public offering prices and such concessions and reallowances may be changed.

     In connection with the offering made hereby, Lehman Brothers Inc. and J.P. Morgan Securities Inc., or their respective affiliates (collectively, the "Stabilizing Underwriters") may purchase and sell such notes in the open market. In any jurisdiction where there can be only one stabilizing agent, Lehman Brothers International (Europe) or its affiliates shall effect any such transactions. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the relevant series of notes, and short positions created by the Stabilizing Underwriters involve the sale by the Stabilizing Underwriters of a greater aggregate principal amount of the relevant series of notes than they are required to purchase from CFC. The Stabilizing Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the relevant series of notes sold in the offering may be reclaimed by the Stabilizing Underwriters if such notes are repurchased by the Stabilizing Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the relevant series of notes, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     J.P. Morgan Securities Inc. ("JPMorgan") and Lehman Brothers Inc. ("Lehman") will make the notes available for distribution on the Internet through a proprietary web site and/or third party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and Lehman and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan and Lehman based on transactions JPMorgan and

Lehman conduct through the system. JPMorgan and Lehman will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     Although application has been made to list each series of notes on the Luxembourg Stock Exchange, the notes are new issues of securities with no established trading market. CFC has been advised by the underwriters that they intend to make a market in the notes, but are not obligated to do so, and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     CFC has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

     Expenses associated with this offering, to be paid by CFC, are estimated to
be $          .

     In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with CFC and its affiliates.

     It is expected that delivery of each series of notes will be made against
payment therefor on or about                  , 2002, which is the fifth
business day following the date hereof (such settlement cycle being referred to as T+5). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected on the date of pricing and the next succeeding business day may be affected by the T+5 settlement.

     First Union Securities, Inc. ("FUSI"), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI which may or may not be participating as a separate selling dealer in the distribution of the notes.

     See "Plan of Distribution" in the accompanying prospectus for further information regarding the distribution of the notes.

                             OFFERING RESTRICTIONS

     Each series of notes is offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

     Each of the underwriters has agreed that it will not offer, sell or deliver any of the notes being underwritten or sold by it, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to such notes, in or from any jurisdiction except under circumstances that will, to the best of such underwriter's knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on CFC except as set forth in the underwriting agreement for such notes.

     Purchasers of either series of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the relevant notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

UNITED KINGDOM

     Each underwriter has represented and agreed that it:

     1. has not offered or sold and, prior to the expiry of a period of six months from the issue date of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     2. has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of the Financial Services and Markets Act of 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21 (1) of the FSMA does not apply to the issuer; and

     3. has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

THE NETHERLANDS

     Each series of notes is being issued under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (Vrijstellinsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, of the Netherlands' Securities Market Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each underwriter has represented and agreed that it has not publicly promoted and will not publicly promote the offer or sale of the notes being underwritten or sold by it by conducting a generalized advertising or cold-calling campaign within or outside The Netherlands.

JAPAN

     Neither series of notes has been nor will be registered under the Securities and Exchange Law of Japan and each of the underwriters has represented and agreed that it and its affiliates have not offered or sold, and will not offer or sell, directly or indirectly, any of the notes being underwritten or sold by it in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan available thereunder and otherwise in compliance with the Securities and Exchange Law of Japan and the other relevant laws, regulations and guidelines of Japan.

                        LISTING AND GENERAL INFORMATION

     1. Application has been made to list each series of notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation, as amended, and By-Laws of CFC and a legal notice (Notice Legale) relating to the issuance of the notes will have been deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where these documents may be examined and copies may be obtained on request.

     2. Any documents incorporated by reference in this prospectus supplement and the accompanying prospectus may be obtained free of charge from the Luxembourg office of Kredietbank S.A., the listing agent. These documents include audited annual combined financial statements and unaudited combined quarterly financial results of CFC. Future CFC financial statements will also be available free of charge from the listing agent in Luxembourg when they are prepared.

     3. The independent auditors of CFC are Arthur Andersen LLP. Arthur Andersen LLP has audited CFC's combined financial statements for the fiscal years ended May 31, 2001 and 2000. CFC does not publish unconsolidated financial statements.

     4. Resolutions relating to the sale and issuance of the notes were adopted by the board on September 19, 2001.

     5. Except as disclosed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, there has been no material adverse change in the combined financial position of CFC and its subsidiaries since the date of the last audited financial statements. CFC is not involved in, and has no knowledge of any threat of, any litigation, administrative proceedings or arbitration which is or may be material in the context of the issue of the notes.

     6. Each series of notes has been accepted for clearance through Euroclear
and Clearstream. The Common Code assigned to the      notes is                .
The ISIN assigned to the      notes is                . The CUSIP number
assigned to the      notes is                . The Common Code assigned to the
     notes is                . The ISIN assigned to the      notes is
               . The CUSIP number assigned to the      notes is                .

                                   PROSPECTUS

                     [COOPERATIVE FINANCE CORPORATION LOGO]

                            National Rural Utilities
                        Cooperative Finance Corporation

                                 $2,677,267,000

                                Debt Securities

                            ------------------------

We plan to issue from time to time up to $2,677,267,000 of debt securities. We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any supplements carefully.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these debt securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

This prospectus may not be used to consummate the sale of debt securities unless accompanied by a prospectus supplement.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 5, 2001

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

     National Rural Utilities Cooperative Finance Corporation ("CFC") files annual, quarterly and current reports and other information with the SEC. You may read and copy any document CFC files at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CFC's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows the incorporation by reference of information filed in other documents into this prospectus, which means that CFC can disclose information important to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. CFC incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

          - Annual Report on Form 10-K for the year ended May 31, 2001;

          - Quarterly Report on Form 10-Q for the quarter ended August 31, 2001; and

          - Current Reports on Form 8-K dated June 15, 2001, July 9, 2001, July 19, 2001, August 28, 2001, November 1, 2001 and December 3, 2001.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

         Steven L. Lilly
        Senior Vice President and Chief Financial Officer
        National Rural Utilities Cooperative Finance Corporation
        Woodland Park, 2201 Cooperative Way
        Herndon, Virginia 20171-3025
        (703) 709-6700

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. WE ARE NOT MAKING AN OFFER OF THESE DEBT SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                      CFC

     CFC was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in 1969. CFC's principal purpose is to provide its members with a source of financing to supplement the loan program of the Rural Utilities Service ("RUS") (formerly the Rural Electrification Administration) of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also makes loans to service organization members to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. CFC has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members. Through Rural Telephone Finance Cooperative ("RTFC"), an affiliate of CFC established in 1987, CFC provides financing to rural telephone and telecommunications companies and their affiliates. CFC's offices are located at Woodland Park, 2201 Cooperative Way, Herndon, Virginia 20171-3025 and its telephone number is (703) 709-6700.

     CFC's 1,044 members as of August 31, 2001 included 900 rural electric utility members, virtually all of which are consumer-owned cooperatives, 72 service organization members and 72 associate members. The utility member systems included 831 distribution systems and 69 generation and transmission systems operating in 49 states, the District of Columbia and three U.S. territories.

     CFC's long-term loans to utility members generally have 35-year maturities. CFC makes loans directly to members or in conjunction with concurrent RUS loans. Loans made to members that do not also have RUS loans are generally secured by a mortgage on substantially all of the utility member's property (including revenues). Loans made to members that also have RUS loans are generally secured ratably with RUS's loans by a common mortgage on substantially all the utility member's property including revenues CFC makes. Interest rates on these loans are either fixed or variable. Fixed rates are offered daily based on the overall cost of long-term funds and may be obtained for any period from one to 35 years. Variable rates are adjusted monthly in line with changes in the cost of short-term funds.

     CFC makes short-term line-of-credit loans and intermediate-term loans with up to five-year maturities. CFC makes these loans on either a secured or an unsecured basis. CFC has the right to adjust the rates on these loans semi-monthly in line with changes in the short-term cost of funds. The intermediate-term loans are generally made to power supply systems in connection with the planning and construction of new generating plants and transmission facilities.

     CFC also makes loans to telecommunication systems through RTFC. These loans are long-term fixed or variable rate loans generally with maturities not exceeding 15 years and short-term loans. In many cases, the customers of the electric cooperatives are also the customers of the RTFC telecommunication systems, as both the cooperatives and the RTFC systems serve the rural areas of the United States.

     At August 31, 2001, CFC had a total of $19,515 million of loans outstanding and $2,080 million of guarantees outstanding.

     CFC's guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally required to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage, often joint with RUS, on the system's property or, in the case of a lease transaction, on the leased property. Holders of $881 million of the guaranteed pollution control debt at August 31, 2001 had the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

     By policy, CFC maintains an allowance for loan losses at a level believed to be adequate in relation to the quality and size of its loans and guarantees outstanding. At August 31, 2001, the allowance was $383 million. At August 31, 2001, CFC's largest ten borrowers had outstanding loans totaling $5,049 million, which represented 26% of CFC's total loans outstanding. As of August 31, 2001, outstanding guarantees for these same ten largest borrowers totaled $635 million, which represented 31% of

CFC's guarantees outstanding. On that date, no borrower had loans and guarantees outstanding in excess of 4.5% of the aggregate amount of CFC's outstanding loans and guarantees.

     CFC's fixed charge coverage ratio was as follows for the periods indicated:

  THREE MONTHS
ENDED AUGUST 31,          YEAR ENDED MAY 31,
----------------   --------------------------------
 2001      2000    2001   2000   1999   1998   1997
 ----      ----    ----   ----   ----   ----   ----
1.00       1.16    1.12   1.14   1.12   1.12   1.12

     Margin used to compute the fixed charge coverage ratio represents net margin before extraordinary loss resulting from redemption premiums on bonds plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses.

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement, CFC will add the net proceeds from the sale of the debt securities to the general funds, which will be used to make loans to members, repay short-term borrowings, refinance existing long-term debt and for other corporate purposes. CFC expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

                         SUMMARY FINANCIAL INFORMATION

     The following is a summary of selected audited financial data for each of the five years ended May 31, 2001.

                                      2001          2000          1999          1998          1997
                                      ----          ----          ----          ----          ----
                                                     (DOLLAR AMOUNTS IN THOUSANDS)
For the year ended May 31:
Operating income.................  $ 1,388,295   $ 1,020,998   $   792,052   $   639,948   $  567,065
                                   ===========   ===========   ===========   ===========   ==========
Operating margin.................  $   133,051   $   116,497   $    76,439   $    57,022   $   54,736
Gain on sale of land.............           --            --            --         5,194           --
Extraordinary loss(A)............         (285)       (1,164)           --            --           --
                                   -----------   -----------   -----------   -----------   ----------
Net margin.......................  $   132,766   $   115,333   $    76,439   $    62,216   $   54,736
                                   ===========   ===========   ===========   ===========   ==========
Fixed charge coverage ratio(B)...         1.12          1.14          1.12          1.12         1.12
                                   ===========   ===========   ===========   ===========   ==========
As of May 31:
Assets...........................  $19,998,842   $17,083,440   $13,925,252   $10,682,888   $9,057,495
                                   ===========   ===========   ===========   ===========   ==========
Long-term debt(C)................  $11,376,412   $10,595,596   $ 6,891,122   $ 5,024,621   $3,596,231
                                   ===========   ===========   ===========   ===========   ==========
Quarterly income capital
  securities.....................  $   550,000   $   400,000   $   400,000   $   200,000   $  125,000
                                   ===========   ===========   ===========   ===========   ==========
Members' subordinated
  certificates...................  $ 1,581,860   $ 1,340,417   $ 1,239,816   $ 1,229,166   $1,212,486
                                   ===========   ===========   ===========   ===========   ==========
Members' equity..................  $   393,899   $   341,217   $   296,481   $   279,278   $  271,594
                                   ===========   ===========   ===========   ===========   ==========
Leverage ratio(D)................         7.69          8.10          7.11          6.39         5.87
                                   ===========   ===========   ===========   ===========   ==========
Debt to adjusted equity
  ratio(E).......................         6.05          6.46          5.52          4.51         3.97
                                   ===========   ===========   ===========   ===========   ==========

---------------
(A) Extraordinary losses for the years ended May 31, 2001 and 2000 represent premiums in connection with the prepayment of collateral trust bonds.

(B) Margin used to compute the fixed charge coverage ratio represents net margin before extraordinary losses plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discounts and bond issuance expenses.

(C) Includes commercial paper reclassified as long-term debt in the amount of $4,637 million, $5,493 million, $2,403 million, $2,345 million and $2,250 million at May 31, 2001, 2000, 1999, 1998 and 1997, respectively, and excludes $4,388 million, $3,040 million, $983 million, $327 million and

    $269 million in long-term debt that comes due, matures and/or will be redeemed early during fiscal years 2002, 2001, 2000, 1999, and 1998, respectively.

(D) In accordance with CFC's revolving credit agreements, the leverage ratio is calculated by dividing debt and guarantees outstanding, excluding quarterly income capital securities ("QUICS") and debt used to fund loans guaranteed by the RUS, by the total of QUICS, members' subordinated certificates and members' equity.

(E) The debt to adjusted equity ratio is calculated by dividing debt outstanding, excluding QUICS and debt used to fund loans guaranteed by the RUS, by the total of QUICS, members' subordinated certificates, members' equity and the loan loss allowance.

     CFC has had outstanding guarantees for its members' indebtedness in each of the fiscal years shown above. Members' interest expense on such indebtedness was approximately $69 million for the year ended May 31, 2001.

     CFC does not have outstanding any common stock and does not pay dividends. Annually, CFC allocates its net margin to its members in the form of patronage capital certificates. Under current policies, CFC retires patronage capital 70% during the next fiscal year and holds the remaining 30% for 15 years. All retirements of patronage capital are subject to approval by the Board of Directors, if permitted by CFC's contractual obligations and to the extent that the Board of Directors in its discretion may determine from time to time that the financial condition of CFC will not be impaired as a result.

                                 CAPITALIZATION

     The following table shows the capitalization of CFC as of August 31, 2001.

               (DOLLAR AMOUNTS IN THOUSANDS)
Senior debt:
  Short-term debt(A)........................................  $ 4,452,548
  Long-term debt(A).........................................   12,620,757
                                                              -----------
          Total senior debt(B)..............................   17,073,305
                                                              -----------
Subordinated debt and total equity:
  Deferrable subordinated debt(C)...........................      550,000
  Members' subordinated certificates(D).....................    1,618,380
  Total equity..............................................      212,772
                                                              -----------
          Total capitalization..............................  $19,454,457
                                                              ===========

------------
(A) At August 31, 2001, CFC's short-term indebtedness is used to fund CFC's short-, intermediate- and long-term variable rate loans, as well as its long-term fixed rate loans on a temporary basis. It generally consists of commercial paper with maturities of up to nine months. To support its own commercial paper and its obligations with respect to tax-exempt debt issued on behalf of members, CFC had at August 31, 2001, bank revolving credit agreements providing for borrowings aggregating up to $4,562 million. CFC may borrow under the revolving credit agreements only if it continues to meet specified conditions, including maintenance of an average fixed charge coverage ratio over the six most recent fiscal quarters of at least 1.025. The revolving credit agreements also require a fixed charge coverage ratio of 1.05 for the preceding fiscal year as a condition to the retirement of patronage capital. Commercial paper in the amount of $4,562 million is shown as long-term debt based on CFC's ability to borrow under the 364-day facilities. Long-term debt also includes CFC's outstanding collateral trust bonds and medium-term notes. Long-term debt excludes the SFAS 133 long-term debt valuation allowance.

(B) Guarantees are not included in the total of senior debt. At August 31, 2001, CFC had outstanding guarantees of tax-exempt securities issued on behalf of members in the aggregate amount of $973 million. Guaranteed tax-exempt securities include $881 million of long-term adjustable or floating/fixed rate pollution control bonds which are required to be remarketed at the option of the holders. CFC has agreed to purchase any such bonds that cannot be remarketed. At August 31, 2001, CFC had guaranteed its members' obligations in connection with certain lease transactions and other debt in the amount of $1,107 million.

(C) As of August 31, 2001, CFC had a total of $550 million of deferrable subordinated debt outstanding in the form of QUICS. QUICS are subordinate and junior in right of payment to senior indebtedness. CFC has the right at any time and from time to time during the term of the QUICS to defer the payment of interest for up to 20 consecutive quarters.

(D) Subordinated certificates are subordinated obligations purchased by members as a condition of membership and in connection with CFC's extension of long-term credit to them. Those issued as a condition of membership, $642 million at August 31, 2001, generally mature 100 years from issuance and bear interest at 5% per annum. The others either mature 46 to 50 years from issuance, or mature at the same time as, or amortize proportionately with, the credit extended, and either are non-interest bearing or bear interest at varying rates.

                           DESCRIPTION OF DEBT SECURITIES

     The following description summarizes the general terms and provisions that may apply to the debt securities. Each prospectus supplement will state the particular terms of the debt securities and the extent, if any, to which the general provisions may apply to the debt securities included in the supplement.

     The debt securities will be issued under an indenture dated as of December 15, 1987, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 between CFC and State Street Bank and Trust Company, as substitute trustee (as so supplemented, the "indenture"). The indenture does not limit the aggregate principal amount of securities which may be issued thereunder. Additionally, CFC may, without the consent of the holders of the debt securities of any series, re-open a previous series of debt securities and issue additional debt securities of the same series, which additional debt securities will have the same terms as the original series except for the issue price and issue date. CFC will not issue any additional debt securities of the same series unless the additional debt securities will be fungible with all debt securities of the same series for United States Federal income tax purposes.

     The statements in this prospectus concerning the indenture, one or more supplemental indentures, board resolutions or officer's certificates establishing the securities and the securities are merely an outline and do not purport to be complete.

GENERAL

     The debt securities will be issued in fully registered form without coupons unless the applicable prospectus supplement provides for an issuance to be in a form registered as to principal only with or without coupons or in bearer form with or without coupons or any combination thereof. Debt securities may also be issued in temporary or definitive global bearer form. Unless specified otherwise in the prospectus supplement all debt securities will be denominated in U.S. dollars, registered debt securities will be issued in denominations of $1,000 or multiples of $1,000 and bearer securities will be issued in denominations of $5,000 or multiples of $5,000.

     The debt securities will be direct, unsecured obligations of CFC.

     If any of the debt securities are offered in a foreign currency or currency unit or if principal of, any premium or any interest on any of the debt securities is payable in any foreign currency or currency unit, the applicable prospectus supplement will describe the restrictions, elections, specific terms and other information relative to those debt securities.

     CFC may issue securities in one or more series with the same or various maturities at or above par or with an original issue discount. Original issue discount securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) below their stated principal amount. See "United States Taxation--Tax consequences to U.S. Holders--Interest" for a discussion of certain Federal income tax considerations with respect to any original issue discount securities.

     The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those securities. These terms may include:

     - the title and the limit on the aggregate principal amount of debt securities;

     - the percentage of their principal amount at which the debt securities will be sold;

     - the date or dates on which the debt securities will mature;

     - the annual rate or rates (which may be fixed or variable) or the method of determining any rate or rates at which the debt securities will bear interest;

     - the date or dates from which such interest shall accrue and the date or dates at which interest will be payable;

     - the place where payments may be made on the debt securities;

     - any redemption or sinking fund terms;

     - the principal amount of original issue discount debt securities payable upon acceleration;

     - the means of satisfaction and discharge of the indenture with respect to the debt securities;

     - any changes to the events of default or covenants described in this prospectus;

     - the currency, currencies or currency unit or units for which the debt securities may be purchased and the currency, currencies or currency unit or units in which the payment of principal of (and premium) and interest on such securities will be made;

     - if either CFC or the holders of debt securities may elect payment in a currency, currencies or currency unit or units other than that in which the debt securities are stated to be payable, then the period or periods within which, and the terms upon which, the election may be made and, if the amount of those payments may be determined with reference to an index based on a currency, currencies or currency unit or units, other than that in which the debt securities are stated to be payable, then the manner in which such amounts shall be determined;

     - whether the debt securities will be issued as registered securities, in a form registered as to principal only with or without coupons, or as bearer securities including temporary and definitive global form, or any combination thereof and applicable exchange provisions;

     - whether CFC will pay additional amounts to any holder of debt securities who is not a United States person (as defined under "United States Taxation") in respect of any tax, assessment or governmental charge required to be withheld or deducted and whether CFC will have the option to redeem the applicable debt securities rather than pay additional amounts;

     - the applicability to the series of the indenture defeasance provisions;

     - whether the covenants described below under "Restriction on Indebtedness" will apply to the debt securities; and

     - any other terms of the debt securities not inconsistent with the indenture. (Section 301)

EXCHANGE, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, registered debt securities of any series that are not global debt securities will be exchangeable for other registered debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if debt securities of any series are issuable as both registered debt securities and bearer debt securities, the holder may choose, upon written request and subject to the terms of the indenture, to exchange bearer debt securities and the appropriate related coupons of that series into registered debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer debt securities with attached coupons surrendered in exchange for registered debt securities between a regular record date or a special record date and the relevant date for payment of interest must be surrendered without the coupon relating to the interest payment date. Interest will not be payable in respect of the registered debt security issued in exchange for that bearer debt security. The interest will be payable only to the holder of that coupon when due in accordance with the terms of the indenture. Bearer debt securities will not be issued in exchange for registered debt securities. No service charge will be made for any registration of transfer or exchange of the debt securities, but CFC may require payment of a sum sufficient to cover any applicable tax. (Section 305)

     You may present debt securities for exchange as provided above. In addition, you may present registered debt securities for registration of transfer together with the duly executed form of transfer at the office of the security registrar or at the office of any transfer agent designated by CFC for that purpose with respect to any series of debt securities referred to in an applicable prospectus supplement. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. CFC has appointed State Street Bank and Trust Company as security registrar. (Section 305) If a prospectus supplement refers to any transfer agents (in addition to the security registrar) initially designated by CFC with respect to any series of debt securities, CFC may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. However, if debt securities of a series are issuable solely as registered securities, CFC will be required to maintain a transfer agent in each place of payment for such series and, if securities of a series are issuable as bearer securities, CFC will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series. CFC may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

     In the event of any redemption in part, CFC will not be required to:

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on:

        - if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption;

        - if debt securities of the series are issuable only as bearer debt securities, the day of the first publication of the relevant notice of redemption; or

        - if debt securities of the series are issuable as registered debt securities and bearer securities and there is no publication of the relevant notice of redemption, the day of mailing of the relevant notice of redemption;

     - register the transfer of or exchange any registered debt security, or portion thereof, called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

     - exchange any bearer debt security called for redemption, except to exchange such bearer debt security for a registered debt security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise specified in an applicable prospectus supplement, payment of principal and any premium and any interest on registered debt securities will be made at the office of the paying agent or paying agents that CFC may designate at various times. However, CFC may also make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. (Section 301) Unless otherwise specified in an applicable prospectus supplement, CFC will make payment of any installment of interest on registered debt securities to the person in whose name that registered debt security is registered at the close of business on the regular record date for such interest. (Section 307)

     Unless otherwise specified in an applicable prospectus supplement, the office of State Street Bank and Trust Company in the Borough of Manhattan, The City of New York will be designated as sole paying agent for payments with respect to securities that are issuable solely as registered debt securities and as CFC's paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by CFC for the securities will be named in an applicable prospectus supplement. CFC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, unless otherwise specified in an applicable prospectus supplement, if debt securities of a series are issuable solely as registered debt securities, CFC will be required to maintain a paying agent in each place of payment for such series. If debt securities of a series are issuable as bearer debt securities, CFC will be required to maintain:

     - a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered debt securities of the series and for payments with respect to bearer debt securities of the series in certain circumstances and

     - a paying agent in a place of payment located outside the United States where bearer debt securities of such series and any coupons may be presented and surrendered for payment. (Section 1002)

     All moneys paid by CFC to a paying agent for the payment of principal, premium, or interest on any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to CFC. After that time, the holder of the debt security or coupon will, as an unsecured general creditor, look only to CFC for payment out of those repaid amounts. (Section 1003)

RESTRICTION ON INDEBTEDNESS

     CFC may not incur any indebtedness ranking senior to the debt securities or make any optional prepayment on any capital term certificate if, as a result, the principal amount of senior indebtedness outstanding, less the principal amount of government or government insured obligations held by CFC, on any future date would exceed 20 times the sum of the members' equity (members' equity consists of membership fees, the cooperative education fund, and allocated and unallocated net margin and excludes adjustments to equity related to the adoption of SFAS 133) in CFC at the time of determination plus the principal amount of capital term certificates outstanding at the time of determination or at the given future date. The principal amounts of senior indebtedness and capital term certificates to be outstanding on any future given date will be computed after giving effect to maturities and sinking fund requirements. (Section 1007) Senior indebtedness means all indebtedness of CFC (including all guarantees by CFC of indebtedness of others) except capital term certificates, the SFAS 133 long-term debt valuation allowance and the derivative liabilities. A "capital term certificate" is defined as a note of CFC substantially in the form of the capital term certificates of CFC outstanding on the date of the indenture and any other indebtedness having substantially similar provisions as to subordination. As of August 31, 2001, CFC had $19,171 million outstanding of senior indebtedness (excluding the effect of SFAS 133). Within the restrictions of the indenture, CFC was permitted to have outstanding an additional $32,166 million of senior indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     CFC may not consolidate with or merge into any other corporation or transfer its assets substantially as an entirety to any person unless:

     - the successor is a corporation organized under the laws of any domestic jurisdiction;

     - the successor corporation assumes CFC's obligations under the indenture and the debt securities issued under the indenture;

     - immediately after giving effect to the transaction, no event of default and no event that, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and

     - certain other conditions are met. (Section 801)

MODIFICATION OF THE INDENTURE

     Any actions that CFC or the trustee may take toward adding to CFC's covenants, adding additional events of default, establishing the form or terms of debt securities of any series, changing or eliminating any restriction on the manner or place of payment of principal of or interest on bearer debt securities will not require the approval of any holder of debt securities. In addition, CFC or the trustee may cure ambiguities or inconsistencies in the indenture or make other provisions as long as no holders' interests are materially and adversely affected. (Section 901)

     Under the indenture, CFC's rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of all affected series. None of the following modifications, however, is effective against any holders without the consent of the holders of all the affected outstanding debt securities:

     - changing the maturity, installment or interest rate of any of the debt securities;

     - reducing the principal amount, any premium or the interest rate of any of the debt securities;

     - reducing the amount of the principal of original issue discount debt securities payable on any acceleration of maturity;

     - changing the currency, currencies or currency unit or units in which any principal, premium or interest of any of the debt securities is payable;

     - changing any of CFC's obligations to maintain an office or agency in the places and for the purposes required by the Indenture;

     - impairing any right to take legal action for an overdue payment;

     - reducing the percentage required for modifications to or waivers of compliance with the indenture; or

     - with certain exceptions, modifying the provisions for the waivers of certain covenants and defaults and any of the foregoing provisions. (Section 902)

WAIVER OF CERTAIN COVENANTS

     Under the indenture, CFC will not be required to comply with certain restrictive covenants (including that described above under "Restriction on Indebtedness") if the holders of at least a majority in principal amount of all series of outstanding debt securities affected waive compliance with the restrictive covenants. (Section 1009)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each of the following will constitute an event of default under the indenture with respect to the securities of any series:

     - failure to pay interest on any debt security for 30 days after the interest becomes due;

     - failure to pay the principal or any premium on any of the debt securities when due;

     - failure to deposit any sinking fund payment when the payment becomes due;

     - failure to perform or breach of the covenant described above under "Restrictions on Indebtedness" that continues for 60 days after the default becomes known to an officer of CFC;

     - failure to perform or breach of any other covenants or warranties in the Indenture that continues for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series;

     - certain events of bankruptcy, insolvency or reorganization of CFC; and

     - such other events as may be specified for each series. (Section 501)

     The indenture provides that if an event of default has happened and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities are original issue discount debt securities, such portion of the principal amount as may be specified by the terms of such debt securities) of all of the outstanding debt securities of that series to be immediately due and payable. (Section 502)

     The indenture provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. The trustee may act in any way that is consistent with these directions and may decline to act if any such direction is contrary to law or to the indenture or would involve the trustee in personal liability. (Section 507)

     The indenture provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of the series waive any past default with respect to such series and its consequences, except a default:

     - in the payment of the principal of or any premium or any interest on any of the debt securities of the series or;

     - in respect of a covenant or provision which, under the terms of the indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of the series affected. (Section 508)

     The indenture contains provisions entitling the trustee, subject to the duty during an event of default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power at the request of those holders. (Sections 601 and 603)

     The indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of that series notice of all uncured and unwaived defaults known to it. However, except in the case of a default in the payment of the principal of or any premium or any interest on, or any sinking fund or purchase fund installment with respect to, any of the debt securities of that series, the trustee will be protected in withholding this notice if it in good faith determines that the withholding of such notice is in the interest of those holders. The above notice shall not be given until at least 60 days after the occurrence of an event of default regarding the performance or breach of any covenant or warranty other than for the payment of the principal of or premium or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series. (Section 602)

     The indenture requires CFC to file annually with the trustee a certificate, executed by two officers of CFC, indicating whether CFC is in default under the indenture. (Section 1008)

MEETINGS

     The indenture contains provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer debt securities. (Section 1201) A meeting may be called at any time by the trustee, and also, upon request, by CFC or the holders of at least 10% in principal amount of the outstanding securities of such series, upon notice given in accordance with "Notices" below. (Section 1202) Persons entitled to vote a majority in principal amount of the outstanding securities of a series shall constitute a quorum at a meeting of holders of debt securities of the series. However, that in the absence of a quorum, a meeting, called by CFC or the trustee shall be adjourned for a period of at least 10 days, and in the absence of a quorum at the adjourned meeting, the meeting shall be further adjourned for a period of at least 10 days, at which further adjourned meeting persons entitled to vote 25% in aggregate principal amount of the outstanding securities of that series shall constitute a quorum. Except for any consent which must be given by the holder of each outstanding security affected thereby, as described above under "Modification of the Indenture", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the lesser of:

     - the holders of a majority in principal amount of the outstanding debt securities of that series and

     - 66 2/3% in aggregate principal amount of outstanding debt securities of such series represented and voting at the meeting.

     However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the lesser of:

     - the holders of such specified percentage in principal amount of the outstanding debt securities of that series and

     - a majority in principal amount of outstanding debt securities of such series represented and voting at the meeting.

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series and the related coupons. With respect to any consent, waiver or other action which the indenture expressly provides may be given by the holders of a specified percentage of outstanding debt securities of all series affected (acting as one class), only the principal amount of outstanding debt securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as described above and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected favoring such action. (Section 1204)

NOTICES

     Except as otherwise provided in the indenture, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in The City of New York and London and in such other city or cities as may be specified in the bearer debt securities and will be mailed to the persons whose names and addresses were previously filed with the trustee, within the time prescribed for the giving of such notice. Notices to holders of registered debt securities will be given by mail to the address of those holders as they appear in the security register. (Section 106)

TITLE

     Title to any bearer debt security (including any bearer debt security in temporary or definitive global bearer form) and any coupons will pass by delivery. CFC, the trustee and any agent of CFC or the trustee may treat the bearer of any bearer debt security and the bearer of any coupon and the registered owner of any registered debt security as the absolute owner thereof (whether or not such debt security or coupon is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

     CFC will replace any mutilated debt security and any debt security with a mutilated coupon at the expense of the holder upon surrender of such mutilated debt security or debt security with a mutilated coupon to the trustee. CFC will replace debt securities or coupons that become destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft thereof satisfactory to CFC and the trustee. In the case of any coupon which becomes destroyed, stolen or lost, that coupon will be replaced upon surrender to the trustee of the debt security with all related coupons not destroyed, stolen or lost by issuance of a new debt security in exchange for the debt security to which such coupon relates. In the case of a destroyed, lost or stolen debt security or coupon an indemnity satisfactory to the trustee and CFC may be required at the expense of the holder of such debt security or coupon before a replacement debt security will be issued. (Section
306)

SATISFACTION AND DISCHARGE; DEFEASANCE

     At CFC's request, the indenture will cease to be in effect as to CFC (except for certain obligations to register the transfer or exchange of debt securities and hold moneys for payment in trust) with respect to the debt securities when:

     - all the debt securities have been cancelled by the trustee, or;

     - in the case of debt securities and coupons not delivered to the trustee for cancellation; the debt securities or coupons have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and, in each case, CFC has deposited with the trustee, in trust, money, and, in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign government debt securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency units or units in which the offered debt securities are payable all the principal of, and interest on, the offered debt securities on the dates such payments are due in accordance with the terms of the offered debt securities, or;

     - the debt securities or coupons are deemed paid and discharged in the manner described in the next paragraph. (Section 401)

     Unless the prospectus supplement relating to the offered debt securities provides otherwise, CFC at its option:

     - will be discharged from any and all obligations in respect of the offered debt securities (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities and coupons, maintain paying agencies and hold moneys for payment in trust) or;

     - need not comply with certain restrictive covenants of the indenture (including those described above under "Restriction on Indebtedness"), in each case after CFC deposits with the trustee, in trust, money, and, in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign government debt securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the offered debt securities are payable all the principal of, and interest on, the offered debt securities on the dates such payments are due in accordance with the terms of the offered debt securities.

     Among the conditions to CFC's exercising any such option, CFC is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the offered debt securities to recognize income, gain or loss for United States federal income tax purposes and that the holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. (Section 403)

     At CFC's request, the trustee will deliver or pay to CFC any U.S. government obligations, foreign government securities or money deposited, for the purposes described in the preceding two paragraphs, with the trustee by CFC and which, in the opinion of a nationally-recognized firm of independent public accountants, are in excess of the amount which would then have been required to be deposited for such purposes. In addition, the trustee, in exchange for, simultaneously, other U.S. government obligations, foreign government securities or money, will deliver or pay to CFC, at CFC's request, U.S. government obligations, foreign government securities or money deposited with the trustee for the purposes described in the preceding two paragraphs, if, in the opinion of a nationally-recognized firm of independent public accountants, immediately after such exchange, the obligations, securities or money then held by the trustee will be in the amount then required to be deposited with the trustee for such purposes. (Section 403)

GOVERNING LAW

     The indenture, the debt securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

THE TRUSTEE

     State Street Bank and Trust Company is the trustee under the indenture.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Under U.S. federal tax laws, certain limitations on offers, sales and delivery apply to bearer debt securities. CFC will set forth these limitations, as well as additional information regarding the U.S. federal income tax consequences in respect of a bearer debt security, in any prospectus supplement providing for the issuance of bearer debt securities.

                             UNITED STATES TAXATION

GENERAL

     This section summarizes the material U.S. tax consequences to holders of debt securities. However, the discussion is limited in the following ways:

     - The discussion only covers you if you buy your debt securities in the initial offering of a particular issuance of debt securities.

     - The discussion only covers you if you hold your debt securities as a capital asset (that is, for investment purposes), your "functional currency" is the U.S. dollar and if you do not have a special tax status.

     - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of securities. We suggest that you consult your tax advisor about the consequences of holding debt securities in your particular situation.

     - The discussion is based on current law. Changes in the law may change the tax treatment of the debt securities.

     - The discussion does not cover state, local or foreign law.

     - The discussion does not cover every type of debt security that we might issue. If we intend to issue a debt security of a type not described in this summary, additional tax information will be provided in the prospectus supplement for the debt security.

     - We have not requested a ruling from the IRS on the tax consequences of owning the debt securities. As a result, the IRS could disagree with portions of this discussion.

     IF YOU ARE CONSIDERING BUYING DEBT SECURITIES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF HOLDING THE SECURITIES IN YOUR PARTICULAR SITUATION.

TAX CONSEQUENCES TO U.S. HOLDERS

     This section applies to you if you are a "U.S. holder". A "U.S. holder" is:

     - an individual U.S. citizen or resident alien;

     - a corporation or entity taxable as a corporation for U.S. Federal income tax purposes that was created under U.S. law (federal or state);

     - an estate whose worldwide income is subject to U.S. Federal income tax;
       or

     - a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has validly elected to be treated as a U.S. person.

     If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding debt securities, we suggest that you consult your tax advisor.

     Interest

     The tax treatment of interest paid on the debt securities depends upon whether the interest is "qualified stated interest." A debt security may have some interest that is qualified stated interest and some that is not.

     "Qualified stated interest" is any interest that meets all the following conditions:

     - It is payable at least once each year.

     - It is payable over the entire term of the debt security.

     - It is payable at a single fixed rate or at a specified variable rate.

     - The debt security has a maturity of more than one year from its issue date.

     If any interest on a debt security is qualified stated interest, then

     - If you are a cash method taxpayer (as are most individual holders), you must report that interest in your income when you receive it.

     - If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

     If any interest on a security is not qualified stated interest, it is subject to the rules for original issue discount ("OID") described below.

     Determining Amount of OID

     Debt securities that have OID are subject to additional tax rules. The amount of OID on a debt security is determined as follows:

     - The amount of OID on a debt security is the "stated redemption price at maturity" of the debt security minus the "issue price" of the debt security. If this amount is zero or negative, there is no OID.

     - The "stated redemption price at maturity" of a debt security is the total amount of all principal and interest payments to be made on the debt security, other than qualified stated interest. In a typical case where all interest is qualified stated interest, the stated redemption price at maturity is the same as the principal amount.

     - The "issue price" of a debt security is the first price at which a substantial amount of the debt securities are sold to the public.

     - Under a special rule, if the OID determined under the general formula is very small, it is disregarded and not treated as OID. This disregarded OID is called "de minimis OID." If all the interest on a debt security is qualified stated interest, this rule applies if the amount of OID is less than the following items multiplied together: (a) .25% ( 1/4 of 1%), (b) the number of full years from the issue date to the maturity date of the debt security, and (c) the principal amount.

     Accrual of OID Into Income

     If a debt security has OID, the following consequences arise:

     - You must include the total amount of OID as ordinary income over the life of the debt security.

     - You must include OID in income as the OID accrues on the debt securities, even if you are on the cash method of accounting. This means that you are required to report OID income, and in some cases pay tax on that income, before you receive the cash that corresponds to that income.

     - OID accrues on a debt security on a "constant yield" method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a debt security, combined with the inclusion into income of any qualified stated interest on the debt security, will result in you being taxable at approximately a constant percentage of your unrecovered investment in the debt security.

     - The accruals of OID on a debt security will generally be less in the early years and more in the later years.

     - If any of the interest paid on the debt security is not qualified stated interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to you.

     - Your tax basis in the debt security is initially your cost. It increases by any OID (not including qualified stated interest) you report as income. It decreases by any principal payments you receive on the debt security, and by any interest payments you receive that are not qualified stated interest.

     Securities Subject to Additional Tax Rules

     Additional or different tax rules apply to several types of debt securities that we may issue.

     Short-term debt securities: We may issue debt securities with a maturity of one year or less. These are referred to as "short-term debt securities."

     - No interest on these debt securities is qualified stated interest. Otherwise, the amount of OID is calculated in the same manner as described above.

     - You may make certain elections concerning the method of accrual of OID on short-term debt securities over the life of the debt securities.

     - If you are an accrual method taxpayer, a bank, a debt securities dealer, or in certain other categories, you must include OID in income as it accrues.

     - If you are a cash method taxpayer not subject to the accrual rule described above, you do not include OID in income until you actually receive payments on the debt security. Alternatively, you can elect to include OID in income as it accrues.

     - Two special rules apply if you are a cash method taxpayer and you do not include OID in income as it accrues. First, if you sell the debt security or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the debt security at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the debt security, then while you hold the debt security you cannot deduct any interest on the borrowing that corresponds to accrued OID on the debt security until you include the OID in your income.

     Floating rate debt securities: Floating rate debt securities are subject to special OID rules.

     - If the interest rate is based on a single fixed formula based on the cost of newly borrowed funds or other objective financial information (which may include a fixed interest rate for the initial period), all the interest will be qualified stated interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the security's initial floating rate into a fixed rate and by applying the general OID rules described above.

     - If the debt security has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. We suggest that you consult your tax advisor concerning the OID accruals on any floating rate debt security.

     Foreign currency debt securities: A "foreign currency debt security" is a debt security denominated in a currency other than U.S. dollars. Special tax rules apply to these debt securities:

     - If you are a cash method taxpayer, you will be taxed on the U.S. dollar value of any foreign currency you receive as interest. The dollar value will be determined as of the date when you receive the payments.

     - If you are an accrual method taxpayer, you must report interest income as it accrues. You can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). In this case, you will make an adjustment upon receipt of the foreign currency to reflect actual exchange rates at that time. Certain alternative elections may also be available.

     - Any OID on foreign currency debt securities will be determined in the relevant foreign currency. You must accrue OID in the same manner that an accrual basis holder accrues interest income.

     - Your initial tax basis in a foreign currency debt security is the amount of U.S. dollars you pay for the debt security (or, if you pay in foreign currency, the value of that foreign currency on the purchase date). Adjustments are made to reflect OID and other items as described above.

     - If you collect foreign currency upon the maturity of the debt security, or if you sell the debt security for foreign currency, your gain or loss will be based on the U.S. dollar value of the foreign currency you receive. For a publicly traded foreign currency debt security, this value is determined for cash basis taxpayers on the settlement date for the sale of the debt security, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date). You will then have a tax basis in the foreign currency equal to the value reported on the sale.

     - Any gain or loss on the sale or retirement of a debt security will be ordinary income or loss to the extent it arises from currency fluctuations between your purchase date and sale date. Any gain or loss on the sale of foreign currency will also be ordinary income or loss.

     Other categories of debt securities: Additional rules may apply to certain other categories of debt securities. The prospectus supplement for these debt securities may describe these rules. In addition, we suggest that you consult your tax advisor in these situations. These categories of debt securities include:

     - debt securities with contingent payments;

     - debt securities that you can put to CFC before their maturity;

     - debt securities that are callable by CFC before their maturity, other than typical calls at a premium;

     - indexed debt securities with an index tied to currencies; and

     - Debt securities that are extendable at your option or at the option of CFC.

     Premium and Discount

     Additional special rules apply in the following situations involving discount or premium:

     - If you buy a debt security in the initial offering for more than its stated redemption price at maturity, the excess amount you pay will be "bond premium." You can use bond premium to reduce your taxable interest income over the life of your debt security.

     - Similarly, if a debt security has OID and you buy it in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called "acquisition premium." The amount of OID you are required to include in income will be reduced by this amount over the life of the debt security.

     - If you buy a debt security in the initial offering for less than the initial offering price to the public, special rules concerning "market discount" may apply.

     Appropriate adjustments to tax basis are made in these situations. We suggest that you consult your tax advisor if you are in one of these situations.

     Accrual Election

     You can elect to be taxed on the income from the debt security in a different manner than described above. Under the election:

     - No interest is qualified stated interest.

     - You include amounts in income as it economically accrues to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount, and premium.

     - Your tax basis is increased by all accruals of income and decreased by all payments you receive on the security.

     Sale or Retirement of Debt Securities

     On your sale or retirement of your debt security:

     - You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the debt security. Your tax basis in the debt security is your cost, subject to certain adjustments.

     - Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the debt security for more than one year. For an individual, the maximum tax rate on long term capital gains is 20% (or 18% if the debt security is held for more than five years).

     - If (a) you purchased the debt security with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the debt security upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.

     - If you sell the debt security between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the debt security but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

     - All or part of your gain may be ordinary income rather than capital gain in certain cases. These cases include sales of short-term debt securities, debt securities with market discount, debt securities with contingent payments, or foreign currency debt securities.

     Information Reporting and Backup Withholding

     Under the tax rules concerning information reporting to the IRS:

     - Assuming you hold your debt securities through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest, OID and retirement proceeds on your debt securities, unless an exemption applies.

     - Similarly, unless an exemption applies, you must provide the intermediary with your taxpayer identification number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

     - If you are subject to these requirements but do not comply, the intermediary must withhold 30.5% of all amounts payable to you this year on the debt securities (including principal payments). The backup withholding rate that would apply to such amounts payable to you in the future is 30% in years 2002 and 2003, 29% in years 2004 and 2005, 28% in years 2006 through 2010 and 31% thereafter. If the intermediary withholds, you may claim the withheld amount as a credit against your federal income tax liability.

     - All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     This section applies to you if you are a "Non-U.S. holder." A "Non-U.S. holder" is:

     - an individual that is a nonresident alien;

     - a corporation or entity taxable as a corporation organized or created under non-U.S. law;

     - an estate that is not taxable in the U.S. on its worldwide income; or

     - a trust with respect to which neither any court within the U.S. is able to exercise primary supervision over the administration of the trust nor one or more U.S. persons have the authority to control all substantial decisions of the trust.

     Withholding Taxes

     Generally, payments of principal and interest (including OID) on the debt securities will not be subject to U.S. withholding taxes.

     However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements.

     - You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your debt securities. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the debt securities and that you are a Non-U.S. holder.

     - You hold your debt securities directly through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

     - You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

     - The interest income on the debt securities is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

     Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

     - The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

     - The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

     - An intermediary through which you hold the debt securities fails to comply with the procedures necessary to avoid withholding taxes on the debt securities. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the debt securities. However, if you hold your debt securities through a qualified intermediary--or if there is a qualified intermediary in the chain of title between you and the withholding agent for the debt securities--the qualified intermediary will not generally forward this information to the withholding agent.

     - The amount of interest payable on a debt security is based on the earnings of CFC or certain other contingencies. If this exception applies, additional information will be provided in the prospectus supplement.

     Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

     - You hold your debt securities directly through a qualified intermediary and the applicable procedures are complied with.

     - You file Form W-8ECI.

     - The debt securities have an original maturity of 183 days or less from their issue date.

     The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of debt securities, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

     Sale or Retirement of Debt Securities

     If you sell a debt security or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

     - The gain is connected with a trade or business that you conduct in the U.S.

     - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the debt security, and certain other conditions are satisfied.

     - The gain represents accrued interest or OID, in which case the rules for interest would apply.

     U.S. Trade or Business

     If you hold your debt security in connection with a trade or business that you are conducting in the U.S.:

     - Any interest on the debt security, and any gain from disposing of the debt security, generally will be subject to income tax as if you were a U.S. holder.

     - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the debt security. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

     Information Reporting and Backup Withholding

     U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. holders as follows:

     - Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

     - Sale proceeds you receive on a sale of your debt securities through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                       CERTAIN EUROPEAN UNION TAX MATTERS

     The European Union is considering new procedures that would apply to you if you are a tax resident of a member state and you receive interest on debt securities from a paying agent located in another member state. Under these procedures, the interest paid to you generally would be reported to the tax authorities in your state of residence by the paying agent's member state. For a transitional period of seven years, certain member states, however, may adopt an alternative procedure that would require a paying agent in that state to withhold tax on interest paid to you on the debt securities unless you follow specified procedures to show that you have reported the interest to the tax authorities in your state of residence.

     No decision has been made whether to adopt these requirements. Even if they are adopted, it is not clear what their effective date will be. We advise you to consult your tax advisor about the possible implications of these requirements.

                              PLAN OF DISTRIBUTION

     CFC may sell the debt securities being offered hereby:

     - directly to purchasers,

     - through agents or

     - through underwriters or dealers which may include Lehman Brothers Inc., Banc of America Securities LLC, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

     Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.

     If underwriters are utilized in the sale, CFC will enter into an underwriting agreement with those underwriters and the names of the underwriters and the terms of the transaction will be set forth in the supplement, which will be used by the underwriters to make resales of the debt securities or warrants in respect of which this prospectus is delivered to the public.

     If a dealer is utilized in the sale of any of the debt securities, CFC will sell those debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

     The agents and underwriters may be deemed to be underwriters and any discounts, commissions or concessions received by them from CFC or any profit on the resale of offered debt securities or warrants by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such person who may be deemed to be an underwriter and any such compensation received from CFC will be described in the prospectus supplement.

     Under agreements entered into with CFC, agents and underwriters who participate in the distribution of offered debt securities may be entitled to indemnification by CFC against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make.

     If indicated in the prospectus supplement, CFC will authorize agents and underwriters to solicit offers by certain institutions to purchase offered debt securities from CFC at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless CFC otherwise agrees the aggregate principal amount of offered securities sold pursuant to contracts will be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to CFC's approval. Contracts will not be subject to any conditions except that the purchase by an institution of the offered debt securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be granted to agents and underwriters soliciting purchases of offered debt securities pursuant to a contract accepted by CFC. Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

     The place and time of delivery for the offered debt securities in respect of which this prospectus is delivered are set forth in the supplement.

     Each underwriter, dealer and agent participating in the distribution of any offered debt securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, offered debt securities in bearer form in the United States or its possessions or to United States persons (other than qualifying financial institutions) in connection with the original issuance of the offered debt securities. See "Limitations on Issuance of Bearer Debt Securities".

     All offered debt securities will be a new issue of debt securities with no established trading market. Any underwriters to whom offered debt securities are sold by CFC for public offering and sale may make a market in such offered debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered debt securities.

     Certain of the underwriters or agents and their associates may engage in transactions with and perform services for CFC in the ordinary course of business.

     In connection with offerings made hereby, the underwriters or agents may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters or agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities, and short positions created by the underwriters or agents involve the sale by the underwriters or agents of a greater aggregate principal amount of debt securities than they are required to purchase from CFC. The underwriters or agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the debt securities sold in an offering may be reclaimed by the underwriters or agents if such debt securities are repurchased in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                 LEGAL OPINIONS

     The validity of the securities offered hereby will be passed upon for CFC by Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York. The agents or underwriters, if any, will be represented by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York. Certain tax matters relating to the securities will be passed upon for CFC by Hunton & Williams, 200 Park Avenue, New York, New York, special tax counsel to CFC.

                                    EXPERTS

     The financial statements included in CFC's Annual Report on Form 10-K for the year ended May 31, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

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                                     ISSUER

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
                              2201 Cooperative Way
                            Herndon, Virginia 20171

                    U.S. TRUSTEE, REGISTRAR AND PAYING AGENT

                      STATE STREET BANK AND TRUST COMPANY
                                  61 Broadway
                            New York, New York 10006

                 LUXEMBOURG LISTING, PAYING AND TRANSFER AGENT

                        KREDIETBANK S.A. LUXEMBOURGEOISE
                              43, Boulevard Royal
                               L-2955 Luxembourg

                                 LEGAL ADVISERS

          To National Rural Utilities Cooperative Finance Corporation

                      MILBANK, TWEED, HADLEY & MCCLOY LLP
                           One Chase Manhattan Plaza
                            New York, New York 10005

                 As to United States Federal Income Tax Matters
                               HUNTON & WILLIAMS
                                200 Park Avenue
                            New York, New York 10166

                              To the Underwriters

                            CRAVATH, SWAINE & MOORE
                               825 Eighth Avenue
                            New York, New York 10019

                             AUDITORS TO THE ISSUER

                              ARTHUR ANDERSEN LLP
                           8000 Tower Crescent Drive
                             Vienna, Virginia 22182

                                   [CFC LOGO]

                            National Rural Utilities
                        Cooperative Finance Corporation

                    $                                        % Notes due
                    $                                        % Notes due

                          ---------------------------
                             Prospectus Supplement
                          ---------------------------

                                Lehman Brothers
                                    JPMorgan

                             ABN AMRO Incorporated
                         Banc of America Securities LLC
                                  UBS Warburg

                         Banc One Capital Markets, Inc.
                                 Scotia Capital
                                 TD Securities
                              Wachovia Securities

                                             , 2002